EXHIBIT 99.1

Media Relations Contact:

Brian Ziel (831.439.5429)

brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper (831.439.2371)

rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES MOVE TO NASDAQ STOCK MARKET

SCOTTS VALLEY, CA – August 27, 2008 – Seagate Technology announced that it will switch its stock exchange listing from The New York Stock Exchange to The Nasdaq Stock Market, an exchange of The NASDAQ OMX Group, Inc. (NASDAQ: NDAQ), effective September 16, 2008. Seagate Technology will be listed on The NASDAQ Global Select Market and trade on the exchange with the ticker symbol NASDAQ:STX.

“We are delighted to make the move to the NASDAQ and look forward to leveraging their impressive trading platform to reach investors in key markets around the world,” said Bill Watkins, Seagate CEO. “With this move we are ensuring that our investors have access to fast, high quality trades in a more cost-effective structure for Seagate. We look forward to joining the impressive group of leading technology companies already listed on the NASDAQ.”

“Seagate is one of today’s leading companies and we are delighted that they have decided to transfer to our market. We welcome them to NASDAQ OMX’s family of innovative companies and look forward to supporting their continued growth by providing global visibility and superior value for their listing,” said Magnus Böcker, President of NASDAQ OMX.

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives and storage solutions, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, with the goal of being the time-to-market leader in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at http://www.seagate.com. Seagate, Seagate Technology and the Wave logo are registered trademarks of Seagate Technology LLC.

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